LOGIMETRICS, INC. ANNOUNCES
                   COMPLETION OF $2 MILLION PRIVATE PLACEMENT



For Release:      Immediately
Contact: Norman M. Phipps, President and COO                  (516) 784-4110


Bohemia, New York, October 27, 1998 - LogiMetrics, Inc. (OTC: LGMTA) announced today that it had completed a private placement of approximately $2.7 million in face amount of its Class C 13% Senior Subordinated Debentures due September 30, 1999, resulting in net proceeds to the Company of approximately $2 million. The Debentures are convertible into shares of Common Stock at the option of the holders thereof at variable conversion prices set forth in the Debentures. The Company expects to use the net proceeds from the sale of the Debentures to support the growth of the Company's broadband telecommunications infrastructure equipment business, for general corporate purposes and to repay certain indebtedness.

The Debentures have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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